SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

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ADC TELECOMMUNICATIONS, INC. (Name of Registrant as Specified In Its Charter)

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[ADC Telecommunications, Inc. Letterhead]

January 25, 2000

Dear Shareowner:

    Thank you for your consideration of ADC Telecommunications, Inc.'s (ADC) proposal to amend its 1991 Stock Incentive Plan. This proposal is essential to ADC's ongoing growth and financial success in the high-tech industry. The approved proposal would increase the total number of authorized shares of ADC's common stock available for grant by 7,417,700 shares (14,835,400 shares, taking into account ADC's two-for-one stock split effective February 15, 2000).

CRITICAL FACTORS FOR INCREASE IN AUTHORIZED SHARES

    The critical factors for this increase in authorized shares are ADC's desire to:

  •
  Attract and retain the best high-tech talent in a tight labor market,

  •
  Continue an aggressive acquisition strategy for future growth, and

  •
  Broaden employee alignment with the creation of shareowner value.

Attract and Retain the Best High-Tech Talent in a Tight Labor Market

    The most critical element in ADC's ongoing success is having the most talented people to achieve our aggressive business and financial objectives for high-growth results. In today's tight labor market, it is an absolute imperative that we succeed in recruiting, hiring, retaining and motivating the best and the brightest people to reach our high-growth goals in terms of stock performance, market share gains, revenue growth and profitability. High-tech industry practices make stock options essential for ADC to ensure that we have the most talented people that we need to thrive, while also aligning their interests with ADC's shareowners.

Continue an Aggressive Acquisition Strategy for Future Growth

    In the fiscal year ended October 31, 1999, ADC completed approximately $1 billion in acquisitions, compared to $36 million and $102 million in fiscal years 1998 and 1997, respectively. As a direct result of the acquisitions in fiscal year 1999, ADC granted 1,956,700 options to employees of the acquired companies. In fiscal year 1999, these options granted to employees of the acquired companies represented 26% of the 7,532,093(1) options that ADC granted companywide from the 1991 Stock Incentive Plan. Providing meaningful long-term incentives to critical employees in these acquired businesses is key for ADC to ensure their retention and the ultimate success of these acquisitions. In fiscal year 2000, ADC is continuing to aggressively pursue acquisitions of high-tech companies.

Broaden Employee Alignment with the Creation of Shareowner Value

    ADC believes that broadening participation in the 1991 Stock Incentive Plan to employees below the senior management level will maximize employee loyalty and provide a higher percentage of ADC's employees aligned with the creation of shareowner value. During fiscal year 1999, approximately 3,200 employees received stock options compared to approximately 1,200 in fiscal year 1998.

(1)
7,532,093 options granted from the 1991 Stock Incentive Plan is derived as 8,711,766 total stock options granted in fiscal year 1999 (Note 6: Employee Benefit Plans on page 37 of ADC's 1999 Annual Report) less (i) stock options issued as a result of converting the outstanding options of acquired companies to ADC stock options and (ii) stock options granted under ADC's Non-employee Director Stock Option Plan.

ADC's USE OF STOCK OPTIONS IS COMPARABLE TO OTHER HIGH-TECH COMPANIES

    To ensure its future success, ADC believes that it must be competitive with its stock option grants compared to the high-tech industry. ADC's annual grant(2) rate and overhang(3) of stock options is comparable with other high-tech companies.

Annual Grant Rate

    In fiscal year 1999, ADC's annual grant rate was 5.0%. The total fiscal year 1999 grant from the 1991 Stock Incentive Plan was 7,532,093 options of which 1,956,700 options or 26% were granted to employees of acquired companies. This annual grant rate is typical in the high-tech industry compared to the median rates of 4.4% to 5.6% based on high-tech industry surveys.

Overhang

    At the end of fiscal year 1999, ADC's overhang was 17.7%, which is below the median overhang for the high-tech industry of 18.4% to 24.8% based on high-tech industry surveys.

ADC HAS NEVER REPRICED STOCK OPTIONS NOR GRANTED DISCOUNTED OPTIONS

    Unlike many other high-tech companies, ADC has never repriced stock options despite the volatility in our stock price over the past two years. In fiscal year 1998, ADC's stock price reached a high of $43.63 in December 1997, traded to $16.75 in January 1998, recovered to $37.69 in June 1998, reached a low of $15.75 in October 1998 and closed at $23.00 on October 30, 1998. The average option exercise price on all outstanding options at October 31, 1998 and 1999 was $34.25 and $37.90, respectively. All ADC options are granted at fair market value or at a premium to fair market value.

STOCK OPTIONS ARE A KEY FACTOR TO ADC's HIGH-GROWTH STRATEGY

    Our request for additional shares in the 1991 Stock Incentive Plan is based on the belief that ADC's high-growth strategy is in the best long-term interests of our shareowners. In an increasingly competitive high-tech market, a significant key to ADC successfully deploying its strategy is granting stock options for the purposes described in this letter under Critical Factors for Increase in Authorized Shares.

(2)
Annual grant rate equals the number of options granted during the year (excluding conversions of outstanding stock options of acquired companies and grants from ADC's Non-employee Director Stock Option Plan) divided by the total shares outstanding at the end of the year.
(3)
Overhang equals the sum of options outstanding plus options available to grant at the end of the year divided by the total shares outstanding at the end of the year.

WE URGE YOUR SUPPORT TO AMEND THE 1991 STOCK INCENTIVE PLAN

    We urge you to support ADC by voting in favor of the proposal to amend the 1991 Stock Incentive Plan. Again, thank you for your consideration of this proposal. If I can provide any further information regarding this matter, please do not hesitate to contact me at (612) 946-3338.

Sincerely,

/s/ Mark Borman

Mark Borman
Vice President, Investor Relations